                                                                     EXHIBIT 4.1
                                                                     -----------



                 BAXTER HEALTHCARE CORPORATION OF PUERTO RICO

                          SAVINGS AND INVESTMENT PLAN

                         SUMMARY PLAN DESCRIPTION AND

                             INFORMATION STATEMENT



                       THIS DOCUMENT CONSTITUTES PART OF
                     A PROSPECTUS COVERING SECURITIES THAT
                        HAVE BEEN REGISTERED UNDER THE
                            SECURITIES ACT OF 1933





                                                                 January 1, 1998

                               TABLE OF CONTENTS

  SECTION             DESCRIPTION                               PAGE
  -------             -----------                               ----

    I.       INTRODUCTION........................................  1

    II.      PLAN AT A GLANCE

             . Eligibility and Participation.....................  2
             . Your Contributions................................  2
             . Company Matching Contributions....................  2
             . Investments.......................................  2
             . Changes...........................................  2
             . Vesting...........................................  3
             . Withdrawals.......................................  3
             . Final Payment.....................................  3
             . Tax Notes.........................................  4

    III.     ELIGIBILITY AND PARTICIPATION

             . Eligibility......................................   5
             . Participation....................................   5
             . Service..........................................   5
             . Breaks in Service................................   6

    IV.      CONTRIBUTIONS

             . Your Contributions...............................   8
             . Company Matching Contributions...................   8

    V.       INVESTMENTS

             . The Investment Funds..............................  9
             . Account Statements................................ 10

    VI.      MAKING CHANGES...................................... 11

    VII.     OWNERSHIP OF YOUR ACCOUNT........................... 12



     VIII.  RECEIVING MONEY WHILE YOU ARE EMPLOYED

            . Hardship Withdrawals.............................. 13

     IX.    FINAL PAYMENT OF YOUR ACCOUNT

            . Beneficiary Designation........................... 14
            . Form of Payment................................... 14
            . Tax Considerations................................ 14

     X.     FORFEITURES......................................... 16

     XI.    OTHER IMPORTANT INFORMATION

            . Claims for Benefits............................... 17
            . Non-Assignability of Benefits / Qualified
               Domestic Relations Orders........................ 18
            . Termination of the Plan........................... 18
            . No Guarantee of Employment........................ 18
            . Other Matters..................................... 18

     XII.   PLAN ADMINISTRATION

            . Plan Name......................................... 20
            . Employer Identification Number.................... 20
            . Plan Number....................................... 20
            . Plan Sponsor...................................... 20
            . Type of Plan...................................... 20
            . Plan Year......................................... 20
            . Plan Administrator................................ 21
            . Plan Cost......................................... 21
            . Agent for Service of Legal Process................ 21
            . Plan Trustee...................................... 21
            . Participating Employers........................... 22
            . Recordkeeper...................................... 22

     XIII.  STATEMENT OF ERISA RIGHTS........................... 23

     XIV.   DOCUMENTS INCORPORATED BY REFERENCE
             AND SHAREHOLDER MATERIALS.......................... 25


                              I.  INTRODUCTION



We all plan for the future and hope that one day we can retire with adequate accumulated resources. Baxter Healthcare Corporation of Puerto Rico provides an easy and effective way to help employees accumulate savings for retirement with the Baxter Healthcare Corporation of Puerto Rico Savings and Investment Plan (the "Plan"). Together with the Baxter Pension Plan and Social Security, the Plan can help you build financial independence for your retirement.

If you participate in the Plan, there are ways to make withdrawals, under specific circumstances, before retirement. However, keep in mind that the Plan is designed for long-term savings. It will be most valuable to you if you use it as intended - as a retirement savings vehicle.

This document provides a Summary Plan Description of the Plan, established as of January 1, 1998 under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended, and Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended. The following information explains eligibility for participation, contributions to your account, payments from the Plan, and more. If you have difficulty understanding this information, or if you have any questions that are not answered by this pamphlet, you should contact the Human Resources Department to obtain assistance. If there is ever a disagreement between the Plan's legal document and this information, the Plan's legal document is the final authority.

This Summary Plan Description is not intended to address the restrictions imposed by the Securities Exchange Act of 1934 that may be applicable to officers who participate in the Plan. Among other things, these restrictions may limit an officer's ability to change his or her investment elections, to transfer amounts between investment funds, and to borrow from or to make withdrawals from his or her accounts. Officers should contact the Plan Administrator for detailed information regarding their participation in the Plan and these restrictions.



WE URGE YOU TO READ THIS DOCUMENT CAREFULLY AND KEEP IT IN A SAFE PLACE FOR FUTURE REFERENCE.

                           II.  PLAN AT A GLANCE

ELIGIBILITY AND PARTICIPATION

To participate, you must:

     . be an employee and on the payroll of Baxter or a subsidiary division or facility of Baxter which has adopted the Plan on behalf of its Puerto Rico employees;

     . have completed 12 months of continuous service in which you worked at least 1,000 hours; and

     .  enroll to make contributions.


YOUR CONTRIBUTIONS

You can contribute any whole percentage from 1% to 10% of your pay up to the limit allowed by law (for 1998 the limit is $8,000), on a before-tax basis through payroll deductions.


COMPANY MATCHING CONTRIBUTIONS

The Company will match 50c for each dollar you contribute, on the first 6% of your pay that you contribute.


INVESTMENTS

Your account dollars are invested in one or more of the various available investment funds.


CHANGES

You can stop contributing at anytime (this change will be effective as soon as administratively feasible after you return the Enrollment/Change Form to your Human Resources Department). You can also change the percentage of your contribution at the beginning of any calendar quarter, by completing an

Enrollment/Change Form and returning it to your Human Resources Department 30 days in advance of the effective date of the change. You can resume making contributions to the Plan at the beginning of any calendar quarter, with 30 days advance notice.


VESTING

"Vesting" means ownership. You are always 100% vested in your personal contributions to the Plan. You acquire vested rights to the Company's matching contributions on your behalf in accordance with your years of service as follows:

         Years of Service                     Vested Rights
----------------------------------  ----------------------------------
                1                                   20%
                2                                   40%
                3                                   60%
                4                                   80%
            5 or more                              100%

Service that you already have when the Plan becomes effective on January 1, 1998, counts toward your vested benefit (i.e., if you have been with Baxter for 5 years or more on January 1, 1998, then you are already 100% vested).


WITHDRAWALS

While you are employed, you may not withdraw your before-tax contributions to the Plan unless you are 59 1/2 years old or incur a financial hardship.


FINAL PAYMENT

You are entitled to your vested account balance when:

     .  your employment ends;
     .  you retire at age 65; or
     .  you become disabled.

Your beneficiary(ies) will receive your entire account balance if you die.

Your account balance will be paid in cash or Baxter Common Stock, in either a single "lump-sum" or a series of payments for a determined number of years.



TAX NOTES

Your before-tax contributions, the company matching contributions and any earnings in your account are taxable upon receipt. If you leave employment, you can continue deferring the payment of such taxes by rolling over your entire amount into an IRA or into another qualified plan that accepts rollovers should you terminate employment, retire, become disabled, or reach age 59 1/2. In order to be able to roll assets over into another qualified plan that accepts rollovers, the plan must be qualified in Puerto Rico. Certain distributions from the Plan which are paid over time or required by law may not be eligible for rollover treatment.

        III.  ELIGIBILITY AND PARTICIPATION



ELIGIBILITY

To participate, you must:

     . be an employee and on the payroll of Baxter or a subsidiary division or facility of Baxter which has adopted the Plan on behalf of its Puerto Rico employees;

     . have completed 12 months of continuous service in which you worked at least 1,000 hours; and

     .  enroll to make contributions.


PARTICIPATION

Once you are eligible, you can join the Plan on the first day of the first payroll period of any calendar quarter (January, April, July, or October) by submitting your enrollment form at least 30 days in advance to your Human Resources Department.

If you meet the Plan's eligibility requirements, leave the Company and are later rehired, you can resume participation in the Plan on the first day of your reemployment.


SERVICE

Your service with the Company determines your eligibility to participate in the Plan and what portion of the company matching contribution made on your behalf is non-forfeitable.

If you are a regular full-time employee (which means you are regularly scheduled to work at least 35 hours per week), you are credited with 45 hours of service for each week that you work at the Company, provided you work at least one hour during that week. Otherwise, you earn hours of service based on actual hours that you work during a plan year. In addition, you earn hours of service for hours that you are away from work, such as:

     .  vacations and holidays; and

     .  jury duty.
You also are credited with hours for which back pay is awarded.

You are also credited for absences due to the following:

     .  illness and disability;
     .  layoff;
     . authorized leave of absence (such as family or medical leave, excluding any absence from work under the Company's "intermittent family leave" policy); and
     . military duty (as long as you are reemployed under laws governing veterans' reemployment rights).

However, you do not receive more than 501 hours of service for any single period away from your job (except for military service). If you are away from your job for a single period of time for any of the above reasons, and your time away extends into the next plan year, you also could be credited with up to 501 additional hours in that next plan year.

Hours of service do not include hours for which you are paid under workers' compensation, unemployment compensation or state disability insurance laws.


BREAKS IN SERVICE

If you have a break in service, you risk losing a percentage of the company matching contributions made on your behalf to the Plan. You incur a one-year break in service when you earn fewer than 501 hours of service in a plan year.

If you have not yet earned one year of service, and you incur a break in service which lasts for 5 or more years, you lose credit for all service you had earned before the break. However, if you are rehired before the 5 years are up, your service is restored.

If you incur a break in service that lasts for 5 or more years after you have earned at least one year of service, but less than five years of service, you will permanently lose the portion of your company matching contributions account balance that is not vested. However, your prior vesting service will be credited for purposes of matching contributions credited to your account after your break in service ends (for example, when you return to work after an absence of 5 or more years).

While you are on leave, such as maternity leave, paternity leave or adoption, you have some protection against a break in service. During your absence, you receive credit for service - up to eight hours for each workday you are absent, up to a total of 501 hours.

If you leave the Company to serve in the U.S. military, you can prevent a break in service. To do this, you must return to employment no later than 90 days after your military discharge regardless of your length of duty with the military (i.e., length of break in service) or within such other time required by law.

                             IV.  CONTRIBUTIONS



Both you and the Company contribute to your account.


YOUR CONTRIBUTIONS

You can make before-tax contributions in any whole percentage ranging from 1% to 10% of your pay. Before-tax contributions are limited to a maximum amount of $8,000, or such other amount as is determined in accordance with the law. Remember, you cannot have more than $8,000 combined in the Plan and an IRA. Your "pay" includes your regular basic earnings, commissions, overtime, shift differentials, executive incentive bonuses, Christmas bonuses, vacation pay, holiday pay, jury duty pay, lead pay, military pay, on-call pay, sick pay and paid absences. (Note that some compensation does not count as "pay"; for example, awards, allowances, reimbursements and some other forms of cash compensation are not included as "pay" for purposes of this Plan.) The amount you choose to contribute on a before-tax basis is automatically deducted from each paycheck, before income tax is withheld. All contributions are deposited monthly to an account in your name.


COMPANY MATCHING CONTRIBUTIONS

The Company matches 50c of every dollar you contribute into the Plan, on the first 6% of your pay that you contribute.

The following chart will give you an idea of how the Company's matching contribution adds significantly to your account. Assuming you have annual pay of $10,000:



If you choose..............         2%          4%          6%         8%         10%
                                   ----        ----        ----      ------      ------
You Save...................        $200        $400        $600      $  800      $1,000
Company adds...............         100         200         300         300         300
                                   ----        ----        ----      ------      ------
Total Savings                      $300        $600        $900      $1,100      $1,300
                                   ====        ====        ====      ======      ======

The Company's matching contribution comes from its current or accumulated profits and is credited to your account monthly.

                               V.  INVESTMENTS



THE INVESTMENT FUNDS

The funds in your account are invested in accordance with your instructions.
You may choose to invest your contributions entirely in one of the following funds, or you may split your contributions among all or any of them in multiples of 1%:

     . Stable Income Fund -- This fund invests primarily in guaranteed investment contracts from insurance companies and other fixed income securities.

     . Composite Fund -- This fund invests in stocks of U.S. companies and bonds from the government and corporations.

     . S&P 500 Equity Index Fund -- This fund attempts to duplicate the performance of the Standard and Poor's 500 Index, which consists of the stocks of 500 of the largest companies in the U.S.

     . General Equity Fund -- This fund invests in stock from U.S. companies that are considered to have growth potential.

     . International EAFE Equity Index Fund -- This fund invests in equities of large companies in Europe, Australia and the Far East.

     . Baxter Common Stock Fund -- The primary investment of this fund is in Baxter Common Stock. Your ownership is measured in shares of stock.
        Any buy or sell orders you place with the Trustee will be executed under procedures (including procedures covering the time of execution) established by the Company and the Trustee. Because this fund is not diversified, it has a higher level of financial risk than the other investment funds. If you invest in this fund, you will be eligible to attend shareholder meetings, and you can tell the Trustee how to vote the shares of stock represented by your vested proportionate interest in the fund. Before each shareholder meeting, you will receive information about the meeting and about your voting rights.

The Plan has been designed to be flexible and to put you in control, not only of your savings rate, but also of your investment choices. Once you choose the amount that you want to save, you will need to decide how to invest amounts contributed to your accounts.

You control the investment direction of your account. You have a choice of several different investment funds. The Company reserves the right to change these funds in the future. The funds that are currently available are described in this Summary Plan Description.

When you become a participant in the Plan, the Plan Administrator will provide you an election form on which you may choose the investment funds in which to direct the investment of amounts credited to your accounts. As often as once a quarter, you may change your investment elections by completing a new election form and returning it to the Plan Administrator.

The Plan is intended to constitute a plan described in Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended, and corresponding Department of Labor Regulations. Pursuant to these laws, the fiduciaries of the Plan may be relieved of liability with respect to the investments of your accounts.


ACCOUNT STATEMENTS

Your account is valued at the end of every calendar quarter (March 31, June 30, September 30, and December 31) and a statement is prepared for you. This statement will reflect your account balances, contributions (yours and the Company's), withdrawals (if any), investments and earnings/losses for the corresponding period.

                            VI.  MAKING CHANGES



You can make the following types of changes:

     .  suspend contributions;

     .  resume making contributions;

     .  change the percentage of your contributions; or

     .  change your investment options.

You can suspend your contributions to the Plan at any time. The change will be effective as soon as administratively feasible after you complete and return the Enrollment/Change Form. Remember that you will not receive the Company match while you are not making contributions to the Plan.

You may resume making contributions or change the percentage of your contributions, as of the first day of the first pay period of any calendar quarter (January, April, July, or October). You may also change your investment options as of the first day of any calendar quarter.

Your Human Resources Department will provide you with the form you need to complete in order to request any of these changes. After completing the form you are required to return it to the Human Resources Department 30 days in advance of the effective date of the change (at least 10 days in case of the suspension of contributions).

                        VII.  OWNERSHIP OF YOUR ACCOUNT



"Vesting" means ownership. You are always 100% vested in your personal contributions to the Plan. You acquire vested rights to the Company's matching contributions on your behalf in accordance with your years of service as follows:


         Years of Service                     Vested Rights
         ----------------                     -------------
                1                                   20%
                2                                   40%
                3                                   60%
                4                                   80%
            5 or more                              100%

Service that you already have when the Plan becomes effective on January 1, 1998, counts toward your vested benefit (i.e., if you have been with Baxter for 5 years or more on January 1, 1998, then you are already 100% vested).

You will also become fully vested in the Company's matching contributions account, regardless of your years of service with the Company, upon attaining age 65 or if you become disabled in accordance with the provisions of the Plan or die while employed by the Company.

                 VIII.  RECEIVING MONEY WHILE YOU ARE EMPLOYED


You may not request a withdrawal from your account unless you are 59 1/2 years old, or incur a financial hardship.

If you have a financial hardship and cannot obtain the money you need from any other source, you may request a withdrawal (if withdrawal is due to hardship, no more than two (2) will be allowed in any plan year, if withdrawal is due to attainment of age 59 1/2, then withdrawals will be limited to one (1) per plan year) from your before-tax contributions account. A hardship withdrawal must be approved by Watson Wyatt and is considered taxable income. In addition, you will not be able to make before-tax contributions for a period of 12 months following the hardship withdrawal. When you begin contributing to the Plan again after making a hardship withdrawal, the maximum amount that you are permitted to contribute to the Plan during that calendar year is reduced by any amount that you contributed to the Plan in the calendar year in which you made such hardship withdrawal. You will be required to submit the necessary evidence to substantiate the hardship.


HARDSHIP WITHDRAWALS

According to the law, for a withdrawal to qualify as a hardship, it must be made on account of the participants immediate and heavy financial need and it must be necessary to satisfy such need. A hardship withdrawal will be deemed to be made on account of an immediate and heavy financial need if is made for any of the following reasons:

   .  The purchase of your primary residence (excluding mortgage payments).

   . The amount necessary to prevent the eviction (or foreclosure on the mortgage) of your principal residence.

   . College education expenses for you, your spouse, or your children or any other dependent.

   . Extraordinary medical expenses incurred by you, your spouse, or your children or any other dependent not covered by insurance or other coverage.

Hardship withdrawals will be paid as soon as practical after the request is made and are limited to two (2) per plan year.

                      IX.  FINAL PAYMENT OF YOUR ACCOUNT



Your entire account balance is paid to you when you retire or if you become disabled in accordance with the terms of the Plan. If you leave the Company for any other reason, you are entitled to receive your vested account balance (see page 11 for information on vesting). Your beneficiary receives your entire account balance if you die before it is distributed.


BENEFICIARY DESIGNATION

Your beneficiary(ies) is(are) the person(s) you choose to receive your benefits in the event you die before your account is paid. If you are married, your beneficiary is your spouse. To name someone other than your spouse as your beneficiary(ies), you must obtain your spouse's written consent. Such consent must be witnessed by the Plan Administrator or a Notary Public.

If both you and your beneficiary die before payment of your account begins, the Plan Administrator will pay your account balance in accordance with the provision in the Plan's legal document (spouse, children, parents, siblings, estate).


FORM OF PAYMENT

Upon your termination of employment, your account balance will be paid in cash or in Baxter Common Stock, in the form of a single "lump-sum" sum or a series of payments for a determined number of years.

If you terminate your employment prior to retirement and your account balance exceeds $3,500, it will not be distributed to you until the earlier of your 65th birthday or your death, unless you consent in writing to an earlier distribution. You may exercise the option of an earlier distribution at any time after you have terminated your employment.


TAX CONSIDERATIONS

Any amount withdrawn or distributed will generally be taxable income to you, unless the amount is rolled over directly from the Plan to another employer's tax-qualified plan or an IRA. Taxes on the amounts rolled over are deferred until you later receive a distribution from the IRA or plan.

Generally, the amount of a taxable cash distribution is subject to 20% withholding, unless the amount is directly rolled over from the Plan to an IRA or another employer's plan. If you are entitled to receive a "lump-sum" distribution, you may avoid 20% withholding if you direct the Plan to transfer this distribution directly from the Plan to an IRA or another employer's plan. Installment payments over more than one taxable year are generally not subject to withholding. Additionally, distributions consisting entirely of the Company's common stock may be eligible for special withholding rules. You should consult your own tax advisor for further information on the tax consequences in advance of receiving any distributions from the plan.

                                X.  FORFEITURES



If your employment ends for a reason other than retirement, disability or death and before you become vested, you lose some or all of the Company's matching contributions and earnings thereon. The amount that is lost is called a forfeiture. These forfeitures will be used to reduce future Company contributions.

Forfeitures can be restored if you are rehired before you have a five-year break in service (see page 6 for more information about breaks in service). However, in order to have a forfeiture restored, you will need to repay to the Plan any amount of company matching contribution received when you originally left employment.

                       XI.  OTHER IMPORTANT INFORMATION



CLAIMS FOR BENEFITS

If you are entitled to benefits under the Plan you must submit a written claim for benefits to the Administrative Committee. If your claim for benefits is denied, in whole or in part, the Administrative Committee must furnish you within 90 days after receipt of such claim (or within 180 days after receipt if special circumstances require an extension of time), a written notice which specifies the reason for denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary for properly completing the claim and explains the Plan's claim review procedures. If your claim is denied under the provisions described above, or if you have not received from the Administrative Committee a response to your claim within the time periods specified in the provisions described above, you may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. In connection with such request, you or your authorized representative may review pertinent documents and may submit issues and comments in writing.
If such a request is made, the Administrative Committee shall make a full and fair review of the denial of your claim and shall make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the extension shall be given to you before commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

No person entitled to benefits under the Plan shall have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court prior to his filing a claim for benefits and exhausting all of his rights under the procedures described above. Although not required to do so, you may choose to state the reason or reasons you believe you are entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, or by written notice to the Administrative Committee within 60 days of the date of the decision on the review of the claim denial, will permanently bar you and your successors in interest from raising such reason or submitting such evidence in any forum at any later date.

      NON-ASSIGNABILITY OF BENEFITS / QUALIFIED DOMESTIC RELATIONS ORDERS


Generally, no one can take away your Plan account, and you cannot give or sell it to someone else or use it as collateral for a loan. In addition, your creditors cannot claim your account to satisfy debts.

However, in a divorce settlement, the court may issue a "qualified domestic relations order" instructing the Plan to pay all or part of your account to your spouse, former spouse, child or dependent.

Although the Plan must obey a qualified order of the court, the Plan Administrator will contact you immediately if an attempt is made to claim your Plan account. If you would like more detailed information on this subject, please contact your Human Resources Representative.


TERMINATION OF THE PLAN

Baxter Healthcare Corporation of Puerto Rico intends to continue the Plan indefinitely but reserves the right to amend, suspend or discontinue it at anytime, if that should ever be necessary. In the event of a termination, all participants will become 100% vested (regardless of years of service), and the Company will direct that account balances be distributed to you and all other participants.


NO GUARANTEE OF EMPLOYMENT

Nothing in the Plan is intended to give any employee the right to continue in employment with the Company.


OTHER MATTERS

This Summary Plan Description describes the Plan as in effect on January 1, 1998. The Plan is subject to amendment and termination after the date of this Summary Plan Description. The Summary Plan Description will be updated to reflect material amendments and changes, but certain changes and amendments which are not of a material nature (based on U.S. Department of Labor regulations) may be made or may occur without being reflected in this Summary Plan Description.

This Summary Plan Description is not intended to serve an anything more than a simple introduction to the Plan, and you should rely upon the Plan documents and trust document when evaluating your rights. If you are not sure of your rights, you are encouraged to seek the Plan Administrator's interpretation of the provisions of the Plan.

The Plan and your rights under the Plan are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), except for the minimum funding standards and mandatory termination insurance coverage requirements (PBGC insurance), since these protective provisions cannot be extended to participants in a defined-contribution plan. ERISA requires that certain information regarding the Plan be distributed periodically, and the employer will distribute this information to you.

The Plan is intended to be qualified under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended, and Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended. The Company intends to apply for and receive approval with respect to the qualified status of the Plan in both the United States and Puerto Rico.

                           XII.  PLAN ADMINISTRATION



This section formally identifies the Plan and gives the names and addresses of those responsible for its administration.


PLAN NAME

Baxter Healthcare Corporation of Puerto Rico Savings and Investment Plan


EMPLOYER IDENTIFICATION NUMBER   36-2637148


PLAN NUMBER   24


PLAN SPONSOR

     Baxter Healthcare Corporation of Puerto Rico
     One Baxter Parkway
     Deerfield, Illinois  60015

     Telephone:  (847) 948-2000


TYPE OF PLAN

The Plan is a defined contribution tax-deferred savings plan. As such, the Plan's benefits are not insured by the Pension Benefit Guaranty Corporation, which only insures defined benefit retirement plans.


PLAN YEAR

The plan year runs from January 1 through December 31.

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PLAN ADMINISTRATOR

     Administrative Committee
     c/o Baxter International Inc.
     One Baxter Parkway
     Deerfield, Illinois  60015

     Telephone:  (847) 948-2000


PLAN COST

The Plan is funded by contributions from you and the Company.


AGENT FOR SERVICE OF LEGAL PROCESS

The Plan Administrator is the agent for service of legal process, but service may also be made on the Plan Trustee.


PLAN TRUSTEES

     Puerto Rico:
     -----------

          Banco Popular de Puerto Rico
          Trust Department
          290 Ponce de Leon Avenue
          Hato Rey, Puerto Rico  00918

          Telephone:  (787) 765-9800

     United States:
     -------------

          State Street Bank and Trust Company
          225 Franklin Street
          Boston, Massachusetts  02110

          Telephone:  (617) 786-3000

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PARTICIPATING EMPLOYERS

     Baxter Healthcare Corporation of Puerto Rico
     Baxter Sales and Distribution Corporation
     Baxter Pharmacy Services Corporation
     Perfusion Services of Baxter Healthcare Corporation (for its Puerto Rico employees)


RECORDKEEPER

     Watson Wyatt & Company
     Royal Bank Center - Suite 306
     255 Ponce de Leon Avenue
     Hato Rey, Puerto Rico  00917

     Telephone:  (787) 753-8520

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                       XIII.  STATEMENT OF ERISA RIGHTS



As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

(1) Examine, without charge, at the Plan Administrator's office all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

(2) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

(3) Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(4) Obtain a statement telling you whether you have a vested right to receive a benefit from the Plan and, if so, what your vested benefit would be if you stop working under the Plan now. If you do not have a vested right to a benefit, the statement will tell you how many more years you have to work for the Company or an affiliated employer to get a vested right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement to you free of charge.

(5) In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

(6) No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have a Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials

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     from the Plan and do not receive them within 30 days, you may file a suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

(7) If you have a claim for benefits which is denied or ignored in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if it finds that your claim is frivolous.

(8) If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Pension and Welfare Benefits Administration, Department of Labor.

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                   XIV.  DOCUMENTS INCORPORATED BY REFERENCE
                           AND SHAREHOLDER MATERIALS



This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933. The following documents, as filed with the Securities and Exchange Commission, are incorporated in this Prospectus by reference: (i) Baxter International Inc.'s annual report on Form 10-K for the year ended December 31, 1996; (ii) its definitive proxy statement filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") in connection with the 1996 annual meeting of its stockholders; (iii) the description of common stock as provided in its annual report on Form 10-K for the year ended December 31, 1996; and (iv) all documents filed by Baxter International Inc. or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicate that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold. Since the Plan became effective as of January 1, 1998, an annual report on Form 11-K has not yet been filed for the Plan. With respect to subsequent plan years, the most recently filed Form 11-K shall be incorporated in this Prospectus by reference. Copies of any or all such reports (excluding certain exhibits), the Annual Report to Shareholders and other communications generally distributed to shareholders are available without charge to participants by written or oral request to the Plan Administrator.

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